EXHIBIT 99.1

BIOFORCE NANOSCIENCES COMPLETES SECOND PHASE OF FINANCING

AMES, IA, July 23, 2008 -- BioForce Nanosciences Holdings, Inc. (OTC BB: BFNH), a producer of integrated biological and mechanical systems for life science researchers at the micro and nano scales, today announced the completion of a $300,000 convertible debt financing.  This is the second phase of the Company’s 2008 financing strategy, with the first phase having been the convertible debt financing of the same amount which was completed last month.  The investor in this financing was FCPR SGAM AI Biotechnology Fund, which also invested $200,000 in the June financing.

The transaction involved the issuance of $300,000 of convertible secured promissory notes, which are convertible into shares of the Company’s common stock at a price of $0.30 per share, and the issuance of 900,000 warrants to purchase shares of the Company’s common stock at a price of $0.30 per share.   These are the same terms as applied to the June investment.

Kerry Frey, Chief Executive Officer of BioForce, said, “We are appreciative of the continued support from the FCPR SGAM AI Biotechnology Fund.  This funding will allow us to strengthen the level of support that we are able to provide to the international network of distributors who are marketing our Nano eNabler™ and Cyto eNabler™ systems to academic research institutions as well as diagnostic, biotechnology and pharmaceutical companies.  These products, with their ability to precisely and flexibly deposit miniscule amounts of biological material, such as proteins and antibodies, onto other surfaces are proving to be key pieces of enabling technology for those looking to develop ultra-micro to nano scale biosensors, ultra-micro scale environments to promote and study the growth of stem cells and neural cells, and therapeutic agents based upon single cell analysis.”

Frey continued, “We are confident that these markets will continue to expand, and that additional applications of our technology will develop as more biotechnologists are exposed to the capabilities of the Nano eNabler and Cyto eNabler systems as a result of our marketing efforts, the marketing efforts of our distributors, and the presentation and publication of scientific results from our customer base.  Our executive team expressed that confidence via our participation, in the amount of $100,000, in the June financing transaction.”

More details of the transaction will be provided in an upcoming Form 8-K filing with the Securities and Exchange Commission.

About BioForce Nanosciences Holdings, Inc.

BioForce Nanosciences creates products and solutions for the life sciences by integrating biological and mechanical systems at the micro and nano scales. BioForce’s flagship product, the Nano eNabler™ molecular printer, gives the Company and its customers a platform for development and discovery by printing tiny domains of biological materials on surfaces with nanometer spatial precision. BioForce technology is being used in areas such as biosensor functionalization; pattering and cell adhesion; and the printing of proteins to guide neural cell growth. For more information, visit http://www.bioforcenano.com or call 515-233-8333.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in BioForce Nanosciences' most recent filings with the Securities and Exchange Commission. BioForce Nanosciences' actual results could differ materially from such forward-looking statements. BioForce assumes no duty to update these statements at any future date.

Contact:

Gregory D. Brown

Chief Financial Officer

515-233-8333 ext# 118

gbrown@bioforcenano.com